Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated June 29, 2001, relating to the consolidated financial statements of Toymax International, Inc. (“Toymax”) appearing in Toymax’s Annual Report on Form 10-K for the year ended March 31, 2001, into this Current Report on Form 8-K and into the previously filed Registration Statements of JAKKS Pacific, Inc. on Form S-3 (File Nos. 333-48865, 333-83568 and 333-62190) and Form S-8 (File Nos. 333-68313, 333-52205, 333-90055, 333-40392 and 333-65324).

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

New York, New York
March 22, 2002